Exhibit 99.1

NEWS RELEASE
CONTACT: Kim Duncan Vice President, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES THIRD QUARTER 2016 RESULTS

PLEASANTON, Calif., September 1, 2016 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal third quarter ended July 31, 2016.

•	Revenue increased 11% year-over-year to $514.7 million. CooperVision (CVI) revenue up 6% to $409.9 million. CooperSurgical (CSI) revenue up 38% to $104.8 million.

•	GAAP earnings per share (EPS) $1.79, up 88 cents or 97% from last year’s third quarter.

•	Non-GAAP EPS $2.30, up 33 cents or 17% from last year’s third quarter. See “Reconciliation of GAAP to Non-GAAP Results” below.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am pleased to report another solid quarter for the company, including record revenues at both our business units. We are very encouraged by our business trends and believe we are well positioned to continue producing strong results.”

Third Quarter GAAP Operating Highlights

•	Revenue $514.7 million, up 11% from last year’s third quarter, up 6% pro forma (defined as constant currency and including acquisitions in both periods).

•	Gross margin 62% compared with 59% in last year’s third quarter. On a non-GAAP basis, gross margin was 64% vs. 62% last year. Gross margin was positively impacted primarily by product mix and favorable currency which was partially offset by lower margin acquisitions at CooperSurgical.

•	Operating margin 20% compared with 11% in last year’s third quarter. On a non-GAAP basis, operating margin was 26% vs. 23% last year. The increase was the result of improved gross margins and leveraging operating expenses.

•	Depreciation $33.9 million, down 18% from last year’s third quarter. Amortization $15.6 million, up 24% from last year’s third quarter due to acquisitions.

•	Total debt increased $2.7 million from April 30, 2016, to $1,444.1 million, primarily due to higher cash balances and acquisitions, partially offset by operational cash flow generation.

•	Interest expense increased to $8.0 million compared with $4.7 million in last year’s third quarter primarily due to higher debt and interest rates.

•	Cash provided by operations $128.9 million and capital expenditures $31.1 million resulted in free cash flow of $97.8 million. Excluding integration costs of $6.5 million, adjusted free cash flow was $104.3 million.

Third Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $409.9 million, up 6% from last year’s third quarter, up 6% in constant currency.

•	Revenue by category:

				Constant Currency
	(In millions)	% of CVI Revenue	%chg	%chg
	3Q16	3Q16	y/y	y/y
Toric	$126.1	31%	10%	10%
Multifocal	44.3	11%	4%	5%
Single-use sphere	104.3	25%	11%	10%
Non single-use sphere, other	135.2	33%	0%	1%

Total	$409.9	100%	6%	6%

•	Revenue by geography:

				Constant Currency
	(In millions)	% of CVI Revenue	%chg	%chg
	3Q16	3Q16	y/y	y/y
Americas	$166.1	40%	6%	6%
EMEA	162.5	40%	0%	3%
Asia Pacific	81.3	20%	25%	16%

Total	$409.9	100%	6%	6%

•	Gross margin 62% compared with 58% in last year’s third quarter. On a non-GAAP basis, gross margin was 64% vs. 62% last year. Gross margin was positively impacted primarily by product mix and currency.

Third Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $104.8 million, up 38% from last year’s third quarter, up 6% pro forma.

•	Revenue by category:

				Pro forma
	(In millions)	% of CSI Revenue	%chg	%chg
	3Q16	3Q16	y/y	y/y
Office and surgical products	$52.8	50%	3%	3%
Fertility	52.0	50%	108%	10%

Total	$104.8	100%	38%	6%

•	Gross margin 61%, compared with 65% in last year’s third quarter. On a non-GAAP basis, gross margin was 61% vs. 65% last year. Gross margin was negatively impacted primarily by lower margin acquisitions.

Fiscal Year 2016 Guidance

The Company updated its fiscal year 2016 guidance. Details are summarized as follows:

•	Fiscal 2016 total revenue raised to $1,944 - $1,957 million

•	CVI revenue raised to $1,555 - $1,565 million

•	CSI revenue raised to $389 - $392 million

•	Fiscal fourth quarter 2016 total revenue of $496 - $509 million

•	CVI revenue $390 - $400 million

•	CSI revenue $106 - $109 million

•	Fiscal 2016 non-GAAP earnings per share raised to $8.32 - $8.47 and fiscal fourth quarter 2016 non-GAAP earnings per share of $2.15 - $2.30. Non-GAAP earnings per share guidance for the full fiscal year excludes amortization of existing other intangible assets of approximately $60.8 million or $1.01 per share, and other costs including integration expenses which we would not have otherwise incurred as part of our continuing operations.

With respect to the Company’s expectations above, the Company has not reconciled non-GAAP earnings per share guidance to GAAP earnings per share due to the inherent difficulty in forecasting acquisition-related, integration and restructuring charges and expenses, which are reconciling items between the non-GAAP and GAAP measure. Due to the unknown effect, timing and potential significance of such charges and expenses that impact GAAP earnings per share, the Company is not able to provide such guidance.

Reconciliation of GAAP to Non-GAAP Results

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. These include costs related to acquisition and integration activities, severance and restructuring costs; costs associated with the start-up of new manufacturing facilities; as well as certain legal costs described below. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods. We believe it is useful for investors to understand the effects of these items on our consolidated operating results. Our non-GAAP financial measures include the following adjustments, along with the related income tax effects and changes in income attributable to noncontrolling interests:

•	We exclude the effect of amortization of intangible assets from our non-GAAP financial results. Amortization of intangible assets will recur in future periods; however, the amounts are affected by the timing and size of our acquisitions.

•	We exclude the effect of acquisition related and integration expenses and the effect of restructuring expenses from our non-GAAP financial results. Such expenses generally diminish over time with respect to past acquisitions; however, we generally will incur similar expenses in connection with any future acquisitions. We incurred significant expenses in connection with our acquisitions and also incurred certain other operating expenses or income, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Many of these costs relate to our acquisition of Sauflon Pharmaceuticals Ltd. that closed in our fiscal fourth quarter of 2014. Acquisition related and integration expenses include items such as personnel costs for transitional employees, other acquired employee related costs and integration related professional services. Restructuring expenses consist of employee severance, product rationalization, facility and other exit costs.

•	We exclude costs associated with the start-up of new manufacturing facilities. While these costs may recur for a period of time, we do not consider them as part of our continuing operations. These costs will be eliminated when the specific start-up activities have been completed.

•	We exclude certain legal costs related to third-party intellectual property claims and other litigation and regulatory matters, which are not usual or representative of our continuing operations, including but not limited to those associated with the Universal Pricing Policy (UPP) lawsuit filed against CooperVision and related lobbying costs. While we may incur similar costs and charges, we do not consider them as typical of our continuing operations.

We also report revenue growth using the non-GAAP financial measure of pro forma which includes constant currency revenue and revenue from acquisitions in both periods. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than the United States dollar are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To report pro forma revenue growth, we include revenue for the comparison period when we did not own recently acquired companies.

We define the non-GAAP measure of free cash flow as cash provided by operating activities less capital expenditures. We believe free cash flow is useful for investors as an additional measure of liquidity because it represents cash flows that are available for repayment of debt, repurchases of our common stock or to fund our strategic initiatives. Management uses free cash flow internally to understand, manage, make operating decisions and evaluate our business. In addition, we use free cash flow to help plan and forecast future periods.

We also provide the metric of adjusted free cash flow that we believe represents our operations ability to generate cash by adjusting cash flow from operations for capital expenditures that are part of our ongoing operations and for acquisition related and integration costs. We believe adjusted free cash flow is useful to investors as an additional measure of performance because it reports elements of our operating activities and excludes cash flow elements that we do not consider to be related to our ability to generate cash. As discussed above, we incur significant acquisition related and integration costs that will diminish over time with respect to past acquisitions; however, we will incur similar expenses in connection with any future acquisitions. We believe it is useful to investors to understand the effects of these costs on our adjusted free cash flow.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,
	2016 GAAP	Adjustment		2016 Non-GAAP	2015 GAAP	Adjustment		2015 Non-GAAP

Cost of sales	$198,085	$(10,624)	A	$187,461	$188,791	$(15,275)	A	$173,516
Selling, general and administrative expense	$182,403	$(2,723)	B	$179,680	$191,783	$(26,075)	B	$165,708
Research and development expense	$16,013	$(52)	C	$15,961	$18,298	$(1,944)	C	$16,354
Amortization of intangibles	$15,553	$(15,553)	D	$—	$12,495	$(12,495)	D	$—
Other expense, net	$1,274	$—		$1,274	$1,020	$—		$1,020
Provision for (benefit from) income taxes	$5,172	$4,266	E	$9,438	$(642)	$3,751	E	$3,109
Income attributable to noncontrolling interest	$315	$19	F	$334	$292	$23	F	$315
Diluted earnings per share attributable to Cooper stockholders	$1.79	$0.51		$2.30	$0.91	$1.06		$1.97

A	Our fiscal 2016 GAAP cost of sales includes $9.2 million of charges primarily for equipment and product rationalization and related integration activities and $1.1 million of facility start-up costs in our CooperVision business; and $0.3 million of integration costs in our CooperSurgical business. Our fiscal 2015 GAAP cost of sales included $13.0 million of charges primarily for product and equipment rationalization, and $2.1 million of facility start-up costs in our CooperVision business; and $0.2 million of severance costs in our CooperSurgical business.
B	Our fiscal 2016 GAAP selling, general and administrative expense includes $2.7 million in costs primarily for acquisition and integration related activities in our CooperSurgical business. Our fiscal 2015 GAAP selling, general and administrative expense included $7.8 million primarily for CooperVision’s acquisition related integration and restructuring; and acquisition and severance costs in our CooperSurgical business. Our fiscal 2015 GAAP selling, general and administrative expense also includes $18.3 million for litigation settlement and legal costs.
C	Our fiscal 2016 GAAP research and development expense includes $0.1 million of integration costs. Our fiscal 2015 GAAP research and development expense includes $1.9 million of equipment rationalization related to integration and restructuring activities.
D	Amortization expense was $15.6 million and $12.5 million for the fiscal 2016 and 2015 periods, respectively.
E	These amounts represent the increases in the provision for income taxes that arise from the impact of the above adjustments.
F	The amount represents the impact of amortization related to income attributable to non controlling interest.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

(In thousands, except per share amounts)

(Unaudited)

	Nine Months Ended July 31,
	2016 GAAP	Adjustment		2016 Non-GAAP	2015 GAAP	Adjustment		2015 Non-GAAP

Cost of sales	$571,057	$(31,911)	A	$539,146	$524,570	$(32,463)	A	$492,107
Selling, general and administrative expense	$533,666	$(20,609)	B	$513,057	$532,901	$(37,869)	B	$495,032
Research and development expense	$47,470	$(74)	C	$47,396	$51,229	$(2,218)	C	$49,011
Amortization of intangibles	$46,068	$(46,068)	D	$—	$38,406	$(38,406)	D	$—
Other expense, net	$2,247	$(882)	E	$1,365	$2,037	$—		$2,037
Provision for income taxes	$12,344	$11,136	F	$23,480	$10,929	$10,442	F	$21,371
Income attributable to noncontrolling interest	$1,030	$55	G	$1,085	$1,285	$118	G	$1,403
Diluted earnings per share attributable to Cooper stockholders	$4.36	$1.81		$6.17	$3.39	$2.05		$5.44

A	Our fiscal 2016 GAAP cost of sales includes $25.4 million of charges primarily for equipment and product rationalization and related integration activities, and $4.9 million of facility start-up costs in our CooperVision business; and $1.6 million of integration costs in our CooperSurgical business. Our fiscal 2015 GAAP cost of sales includes $27.4 million of charges primarily for product and equipment rationalization, and $4.6 million of facility start-up costs in our CooperVision business; and $0.5 million of severance costs in our CooperSurgical business.
B	Our fiscal 2016 GAAP selling, general and administrative expense includes $11.7 million in costs primarily for acquisition related integration and restructuring activities in our CooperVision business and $8.9 million of acquisition and integration costs in our CooperSurgical business. Our fiscal 2015 GAAP selling, general and administrative expense includes $18.7 million in costs for acquisition related integration and restructuring activities in our CooperVision business; and acquisition and severance costs in our CooperSurgical business. Our fiscal 2015 GAAP selling, general and administrative expense also includes $19.2 million for litigation settlement and legal costs.
C	Our fiscal 2016 research and development expense includes $0.1 million of integration costs. Our fiscal 2015 GAAP research and development expense includes $2.2 million of severance costs and equipment rationalization related to integration and restructuring activities.
D	Amortization expense was $46.1 million and $38.4 million for the fiscal 2016 and 2015 periods, respectively.
E	Our fiscal 2016 other expense, net, includes costs related to debt extinguishment and foreign exchange forward contracts related to an acquisition.
F	These amounts represent the increases in the provision for income taxes that arise from the impact of the above adjustments.
G	The amount represents the impact of amortization related to income attributable to non controlling interest.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

Free Cash Flow and Adjusted Free Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended July 31, 2016	Nine Months Ended July 31, 2016
Cash flow from operations	$128,886	$316,273
Capital expenditures	(31,046)	(117,378)

Free cash flow	$97,840	$198,895

Items not included in adjusted free cash flow:
Integration costs and other	6,482	27,844

Adjusted Free cash flow	$104,322	$226,739

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal third quarter 2016 financial results and current corporate developments. The live dial-in number for the call is 855-643-4430 (U.S.) / 707-294-1332 (International). The participant passcode for the call is “Cooper”. A simultaneous webcast of the call will be available through the “Investor Relations” section of The Cooper Companies’ website at http://investor.coopercos.com and a transcript of the call will be archived on this site for a minimum of 12 months. A recording of the call will be available beginning at 8:00 PM ET on September 1, 2016 through September 8, 2016. To hear this recording, dial 855-859-2056 (U.S.) / 404-537-3406 (International) and enter code 266737 (Cooper).

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical.

CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of families with its diversified portfolio of products and services focusing on women’s health, fertility and diagnostics. Headquartered in Pleasanton, CA, Cooper has approximately 10,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This earnings release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2016 Guidance and all statements regarding acquisitions including the acquired companies’ financial position, market position, product development and business strategy, expected cost synergies, expected timing and benefits of the transaction, difficulties in integrating entities or operations, as well as estimates of our and the acquired entities’ future expenses, sales and earnings per share are forward looking. In addition, all statements regarding anticipated growth in our revenue, anticipated effects of any product recalls, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability of certain countries that could adversely affect our global markets, including the adverse economic impact and related uncertainty caused by the United Kingdom’s election to withdraw from the European Union; foreign currency exchange rate and interest rate fluctuations including the risk of fluctuations in the value of foreign currencies that would decrease our revenues and earnings; acquisition-related adverse effects including the failure to successfully obtain the anticipated revenues, margins and earnings benefits of acquisitions, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period, required regulatory approvals for an acquisition not being obtained or being delayed or subject to conditions that are not anticipated, adverse impacts of changes to accounting controls and reporting procedures, contingent liabilities or indemnification obligations, increased leverage and lack of access to available financing (including financing for the acquisition or refinancing of debt owed by us on a timely basis and on reasonable terms); our indebtedness and associated interest expense could adversely affect our financial health, prevent us from fulfilling our debt obligations or limit our ability to borrow additional funds; a major disruption in the operations of our manufacturing, research and development or distribution facilities, due to technological problems, including any related to our information systems maintenance, enhancements, or new system deployments and integrations, integration of acquisitions, natural disasters, excess or constrained manufacturing capacity, or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; new U.S. and foreign government laws and regulations, and changes in existing tax laws, regulations and enforcement guidance, which affect the contact lens industry, specifically, or the medical device and the healthcare industries generally; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations and federal and state laws pertaining to privacy and security of health information, including product recalls, warning letters, and data security breaches; legal costs, insurance expenses, settlement costs and the risk of an adverse decision, prohibitive injunction or settlement related to product liability, patent infringement or other litigation; changes in tax laws or their interpretation and changes in statutory tax rates; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers and costs and expenses related to recalls; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure of our customers and end users to obtain adequate coverage and reimbursement from third party payors for our products and services; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of our research and development activities and other start-up projects; dilution to earnings per share from acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks; and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2016	October 31, 2015

ASSETS

Current assets:
Cash and cash equivalents	$62,613	$16,426
Trade receivables, net	307,341	282,918
Inventories	430,259	419,692
Deferred tax assets	42,590	41,731
Other current assets	86,836	80,661

Total current assets	929,639	841,428

Property, plant and equipment, net	922,211	967,097
Goodwill	2,228,063	2,197,077
Other intangibles, net	454,506	411,090
Deferred tax assets	6,696	4,510
Other assets	51,560	38,662

	$4,592,675	$4,459,864

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$31,692	$243,803
Other current liabilities	288,549	324,979

Total current liabilities	320,241	568,782

Long-term debt	1,412,374	1,105,408
Deferred tax liabilities	43,773	31,016
Other liabilities	78,885	80,754

Total liabilities	1,855,273	1,785,960

Total Cooper stockholders’ equity	2,730,688	2,667,509
Noncontrolling interests	6,714	6,395

Stockholders’ equity	2,737,402	2,673,904

	$4,592,675	$4,459,864

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2016	2015	2016	2015
Net sales	$514,726	$461,678	$1,448,160	$1,341,524
Cost of sales	198,085	188,791	571,057	524,570

Gross profit	316,641	272,887	877,103	816,954
Selling, general and administrative expense	182,403	191,783	533,666	532,901
Research and development expense	16,013	18,298	47,470	51,229
Amortization of intangibles	15,553	12,495	46,068	38,406

Operating income	102,672	50,311	249,899	194,418
Interest expense	7,983	4,690	20,869	13,323
Other expense, net	1,274	1,020	2,247	2,037

Income before income taxes	93,415	44,601	226,783	179,058
Provision for (benefit from) income taxes	5,172	(642)	12,344	10,929

Net income	88,243	45,243	214,439	168,129
Less: net income attributable to noncontrolling interests	315	292	1,030	1,285

Net income attributable to Cooper stockholders	$87,928	$44,951	$213,409	$166,844

Diluted earnings per share attributable to Cooper stockholders	$1.79	$0.91	$4.36	$3.39

Number of shares used to compute diluted earnings per share attributable to Cooper stockholders	49,048	49,244	48,902	49,157

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 2Q16			Trailing Twelve Months 2016
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Modality
Single-use	$860	10%	18%	$3,300	11%	16%
Other	990	1%	7%	$3,910	0%	5%

WW Soft Contact Lenses	$1,850	5%	10%	$7,210	5%	8%

Sales by Geography
Americas	$800	4%	8%	$3,130	5%	6%
EMEA	520	7%	9%	1,995	5%	8%
Asia Pacific	530	4%	20%	2,085	5%	15%

WW Soft Contact Lenses	$1,850	5%	10%	$7,210	5%	8%

Note: This data is compiled using gross product sales.

Source: Management estimates and independent market research

COO-E

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